10 G Street, NE, Suite 600 Washington, DC 20002 Tel (202) 539-8449 www.seclawusa.com	J. BRAD WIGGINS bwiggins@seclawusa.com Tel (661) 713-6843 LICENSED IN DC AND CA

March 2, 2026

Rise Gold Corp.

345 Crown Point Circle, Suite 600

Grass Valley, California 95945

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing with the Securities and Exchange Commission (the "Commission") by Rise Gold Corp., a Nevada corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement"), including that certain related prospectus to be filed with the Commission (the "Prospectus") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale from time to time by the selling stockholders named in the Prospectus (the "Selling Stockholders") of up to a total of 63,097,323 shares of the Company's common stock, $0.001 par value (the "Shares"), consisting of up to:

(i) 31,290,469 outstanding Shares (the "Outstanding Shares");

(ii) 27,866,000 Shares (the "Warrant Shares") issuable upon exercise of common stock purchase warrants issued on October 24, 2025 and exercisable at a price per Share of $0.45 until October 24, 2028 (the "Warrants");

(iii) 915,000 Shares (the "October 2025 Option Shares") issuable upon exercise of incentive stock options issued on October 30, 2025 and exercisable at a price per Share of $0.25 until October 30, 2030 (the "October 2025 Options");

(iv) 2,660,000 Shares (the "November 2025 Option Shares", and together with the October 2025 Option Shares, the "Option Shares") issuable upon exercise of incentive stock options issued on November 20, 2025 and exercisable at a price per Share of $0.18 until November 20, 2030 (the "November 2025 Options", and together with the October 2025 Options, the "Options"); and

(v) 365,854 Shares (the "DSU Shares") issuable upon exercise of deferred share units issued on October 30, 2025 and convertible into common stock upon termination of the holder's employment with the Company (the "DSUs").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company's articles of incorporation, as amended to date; the Company's Bylaws as in effect on the date hereof; the form of certificates representing the Warrants; the form of certificates representing the Options; and certain resolutions and minutes of meetings of the Board of Directors of the Company relating to the issuance of the Outstanding Shares, the Warrants, the Warrant Shares, the Options, the Option Shares, the DSUs, and the DSU Shares and the filing of the Registration Statement.

March 2, 2026

We have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have assumed without investigation the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, the accuracy and completeness of all records made available to us by the Company, and that all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof.

We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will continue to be effective at the time of any resale of the Shares, (ii) if necessary, a Prospectus supplement will have been prepared and filed with the Commission describing any Shares offered thereby by any Selling Stockholders, (iii) all Shares will be sold in the manner stated in the Registration Statement and, if necessary, the applicable Prospectus supplement, and (iv) at the time of the offering, there will not have occurred any changes in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares. The opinion set forth in this letter is limited solely to the federal laws of the United States and the applicable laws of the State of Nevada. We express no opinion with respect to any other laws.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

1. The Outstanding Shares are validly issued, fully paid and nonassessable.

2. Upon the due exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and nonassessable.

3. Upon the due exercise of the Options in accordance with their terms, the Option Shares will be validly issued, fully paid and nonassessable.

4. Upon the due exercise of the DSUs in accordance with their terms, the DSU Shares will be validly issued, fully paid and nonassessable.

March 2, 2026

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

Securities Law USA, PLLC

By:	/s/ J. Brad Wiggins
J. Brad Wiggins